Exhibit 10JJ

Amending Agreement

This Amending Agreement is made as of the 1st day of October 2004, by and between:

Boomerang Tracking Inc., a corporation duly incorporated under the laws of Canada, with its head office situated at 9280 1’Acadie Blvd., Montreal, Quebec, H4N3C5; (“Boomerang” or “BTI”)

And:	Bell Canada, a corporation duly incorporated under the laws of Canada, with its head office situated at 1050 Beaver Hall Hill, Montreal, Quebec, H2Z1S4; (“Bell”)

And: .	Bell Mobility Inc., a corporation duly incorporated under the laws of Canada, with its head office situated at 1000 de la Gauchetiere West, Suite 4100, Montreal, Quebec, H3B 5H8; (“Bell Mobility” or “BMC”)

(collectively, the “Parties”)

Recitals:

A.	Bell Mobility (then “Bell Mobility Cellular Inc.”) and Boomerang signed an agreement dated July 1, 1998 (the “Wireless Services Agreement”) and renewed on July 1, 2001 for the provision by Bell Mobility to Boomerang of certain wireless telecommunications services for resale to Boomerang’s customers.

B.	The Wireless Services Agreement was automatically renewed on June 30, 2004 for the Renewal Term (as defined therein).

C.	The Wireless Services Agreement was amended on October 1, 2004 to (i) amend the Wireless Services Agreement to remove responsibility for location services from Bell Mobility and attribute such responsibility to Bell; (ii) define the location services provided by Bell to Boomerang relating to the locating of Boomerang tracking devices; and (iii) establish a new pricing structure for the location services.

D.	The Parties wish to extend the Renewal Term of the Wireless Services Agreement as amended (the “Wireless Services Agreement”) and agree to terms and conditions, which will govern the provision of the services by Bell Mobility and Bell in light of Bell Mobility’s proposed termination of its analog network services in February 2008,

Section 1. Term

1.1	The Wireless Services Agreement is amended by deleting sections 4.2, 4.3 and 4.4.

1.2	The following clause becomes the new section 4.2:

“4.2 Provided that BTI is in full compliance with all the terms and conditions of this Agreement, this Agreement shall be renewed for an additional period of forty- four (44) months (the “Renewal Term”), commencing July 1, 2004 and ending on January 31st, 2008, The provisions of this Agreement shall apply to the Renewal Term, subject to any terms and conditions as may be mutually agreed to by the Parties with respect to such Renewal Term.”

Section 2. Obligations of Boomerang

2.1	The following clause is added as a new section 5.6:

“5.6 BTI shall use its reasonable commercial efforts to prevent any disruption or loss of service to its customers resulting either directly or indirectly from the termination of BMC’s analog network on or about February 1, 2008. BTI agrees to indemnify and save harmless BMC, its subsidiaries, affiliates, agents, subcontractors and suppliers from and against any and all claims, demands, suits, actions causes of action, and/or liability of any kind whatsoever, for damages, losses, costs, injuries, death, property damage, and/or expenses, including legal fees and disbursements, on a solicitor-client basis, (collectively referred to as “Claims”), of BMC or third parties, resulting from the termination by BMC of its analog network as described above.”

Section 3. Obligations of Bell Mobility

3.1	The following clause replaces section 6.1:

“6.1 BMC will provide analog capability for the Renewal Term of the Agreement, unless the CRTC or some other regulatory or legislative body having jurisdiction requires that analog service be discontinued prior to the expiry of the Renewal Term, or unless BMC is informed by its suppliers that such suppliers will no longer provide the equipment or services required to support the BMC equipment or Facilities. The negotiation of any further renewal term of this Agreement shall be subject to BMC’s ability to provide the Service on alternate network technologies, such as digital CDMA, recognizing that BMC will discontinue its analog network on or about February 1, 2008. In the event that BMC receives notice or an order from the CRTC or BMC’s suppliers which would prevent BMC from providing the Service in accordance with the terms of this Agreement, BMC shall promptly notify BTI of such notice or order. The parties agree that in the event of such notice or order, BMC and BTI shall meet to negotiate in good faith mutually acceptable terms and conditions which may be required for the continued provision and purchase of the Service.”

Section 4. - Termination

4.1	The following clause replaces section 13.4:

“13.4 Subject to Section 6.1, in the event this Agreement is terminated during the Renewal Term for any reason other than those outlined in Section 13.1, BMC will continue to provide BTI the Service for those BTI customers existing on the date of termination for a period of up to eighteen (18) months, provided that no new customers may be added after such date and further provided that BTI continues to make all payments in accordance with Schedule B. In the event that Boomerang defaults in the payment for the Service for any reason, it is understood that BMC shall not be required to continue to provide the Services to BTI or BTPs customers. Notwithstanding the foregoing, in no event shall BMC be required to provide the Service beyond the expiry of the Renewal Term to BTI’s customers who are activated on BMC’s analog network.”

Section 5. Ratification of the Wireless Services Agreement

5.1	Except as expressly modified by this Agreement, the Parties agree that the terms and conditions of the Wireless Services Agreement remain in effect and shall govern the relationship of the Parties as applicable.

Section 6. Governing Law and Language

6.1	This Agreement shall be interpreted in accordance with and governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

6.2	The parties have expressly required that this Amending Agreement as well as documents relating thereto be drafted in the English language only. Les parties aux présentes ont expréssement demandé à ce que le présent contrat, de même que tous les documents s’y rapportant, soient rédiges en langue anglaise seulement.

This Amending Agreement shall extend to and bind the heirs, successors and assigns of the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused their authorized representations to execute this Agreement effective as of the date set forth above.

BELL CANADA	BELL MOBILITY INC.

/s/ M. Boychuk	/s/ Claude Rousseau
Signature	Signature
Claude Rousseau

Name
SVP Enterprise Bell Mobility

Title	Title

Date: October 18, 2004	Date:

BOOMERANG TRACKING

/s/ Peter Lashchuk
Name

President
Title

Date: October 1, 2004